                                                                   Exhibit 10.12

                                 LEASE AGREEMENT

                                 by and between

                        CHASSIS (DE) LIMITED PARTNERSHIP,
                         a Delaware limited partnership

                                   as LANDLORD

                                       and

                    TOWER AUTOMOTIVE PRODUCTS COMPANY, INC.,
                             a Delaware corporation

                                       and

                           TOWER AUTOMOTIVE TOOL LLC,
                      a Michigan limited liability company

                             collectively, as TENANT

      Premises:  Granite City, IL                 450,938 square feet
                 Kendallville, IN                 131,000 square feet
                 Clinton, MI                      385,250 square feet
                 Upper Sandusky, OH                80,000 square feet


                           Dated as of: April 10, 2002

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
1.  Demise of Premises.......................................................   9

2.  Certain Definitions......................................................   9

3.  Title and Condition.....................................................    18

4.  Use of Leased Premises; Quiet Enjoyment.................................    20

5.  Term....................................................................    20

6.  Additional Basic Rent; Basic Rent.......................................    21

7.  Additional Rent.........................................................    21

8.  Net Lease: Non-Terminability............................................    22

9.  Payment of Impositions..................................................    23

10. Compliance with Laws and Easement Agreements; Environmental Matters.....    24

11. Liens; Recording........................................................    26

12. Maintenance and Repair..................................................    27

13. Alterations and Improvements............................................    27

14. Permitted Contests......................................................    28

15. Indemnification.........................................................    29

16. Insurance...............................................................    30

17. Casualty and Condemnation...............................................    33

18. Termination Events......................................................    35

19. Restoration.............................................................    36

20. Procedures Upon Purchase................................................    38

21. Assignment and Subletting: Prohibition against Leasehold Financing......    39

22. Events of Default.......................................................    41

23. Remedies and Damages Upon Default.......................................    43

24. Notices.................................................................    46

25. Estoppel Certificate....................................................    46

26. Surrender...............................................................    47

27. No Merger of Title......................................................    47

28. Books and Records.......................................................    47

29. Determination of Value..................................................    50

30. Non-Recourse as to Landlord.............................................    52

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
31. Financing...............................................................    52

32. Subordination, Non-Disturbance and Attornment...........................    53

33. INTENTIONALLY DELETED...................................................    53

34. Tax Treatment; Reporting................................................    53

35. Right of First Refusal..................................................    53

36. Security Deposit........................................................    55

37. Post-Closing Obligations................................................    56

38. Miscellaneous...........................................................    58

                                TABLE OF CONTENTS

                                                                            PAGE
EXHIBITS
--------

Exhibit "A"    - Premises
Exhibit "B"    - Machinery and Equipment
Exhibit "C"    - Schedule of Permitted Encumbrances
Exhibit "D"    - Basic Rent Payments and Additional Basic Rent
Exhibit "E"    - Acquisition Costs
Exhibit "F"    - Premises Percentage Allocation of Basic Rent and Additional
                 Basic Rent
Exhibit "G-1"  - Post Closing Remediation
Exhibit "G-2"  - Post Closing Repairs

         LEASE AGREEMENT, made as of the 10th day of April, 2002, between CHASSIS (DE) LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), with an address c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and TOWER AUTOMOTIVE PRODUCTS COMPANY, INC., a Delaware corporation, and TOWER AUTOMOTIVE TOOL LLC, a Michigan limited liability company (singly and collectively as the context may required, "Tenant") with an address at 5211 Cascade Road, Grand Rapids, Michigan, 49546.

         In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

         1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the "Leased Premises" and individually as the "Granite City Premises", the "Kendallville Premises", the "Clinton Premises", and the "Upper Sandusky Premises", each of which premises is more particularly described in the applicable description in Exhibit "A" attached hereto, collectively the "Land"), together with (a) the Appurtenances; (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").

         2.       Certain Definitions.

                  "Acquisition Cost" of each of the Related Premises shall mean the amount set forth opposite such premises on Exhibit "E" hereto.

                  "Additional Basic Rent" shall mean the amount of $10,934,084.80.

                  "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

                  "Adjoining Property" shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises which Landlord or Tenant has an obligation under Law, any Permitted Encumbrance or contract to maintain or repair.

                  "Affected Premises" shall mean the Affected Premises as defined in Paragraph 18.

                  "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

                  "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

                  "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

                  "Assignment Security Deposit" shall mean an Assignment Security Deposit as defined in Paragraph 21(b).

                  "Basic Rent" shall mean Basic Rent as defined in Paragraph 1(a) of Exhibit "D".

                  "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

                  "Casualty" shall mean any damage to or destruction of or which affects the Leased Premises or Adjoining Property or which arises from the Adjoining Property.

                  "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

                  "Competitor" shall mean any Person whose primary business is the manufacture or assembly of automobiles or trucks or the manufacture of automotive components.

                  "Condemnation" shall mean a Taking and/or a Requisition.

                  "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

                  "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, and, if any Related Premises is transferred to Tenant or its designee, recording fees and transfer taxes incurred in connection with such transfer, as the circumstances require.

                  "CPI" shall mean CPI as defined in Exhibit "D" hereto.

                  "Credit Agreement" shall mean that certain Credit Agreement dated as of July 25, 2000 by and among R.J. Tower Corporation, certain subsidiaries of R.J. Tower Corporation, Bank of America, N.A., an Administrative Agent, The Chase Manhattan Bank, as Syndication Agent and The Other Financial Institutions Party to said Credit Agreement.

                  "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

                  "Default Termination Amount" shall mean the Default Termination Amount as defined in Paragraph 23(a)(iii).

                  "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect any Related Premises.

                  "Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, if any, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

                  "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity (excluding those which solely trigger regular annual reports) established under any Environmental Law or which is likely to result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity (excluding those which solely trigger regular annual reports) established under any Environmental Law or which is likely to result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased

Premises, or which is likely to result in a creation of a lien on any Related Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

                  "Equipment" shall mean the Equipment as defined in Paragraph
1.

                  "Escrow Payments" shall mean Escrow Payments as defined in Paragraph 9(b).

                  "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

                  "Fair Market Rental Value" shall mean the fair market rental value of the Leased Premises for the relevant Renewal Term determined in accordance with the procedure specified in Paragraph 29.

                  "Fair Market Value" of either the Leased Premises or any Related Premises, as the case may be, and the context may require, shall mean the higher of (a) the fair market value of the Leased Premises or any Related Premises, as the case may be, as of the Relevant Date as if unaffected and unencumbered by this Lease or (b) the fair market value of the Leased Premises or Related Premises, as the case may be, as of the Relevant Date as affected and encumbered by this Lease and assuming that the Term has been extended for all extension periods provided for herein. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

                  "Fair Market Value Date" shall mean the date when the Fair Market Value or the Fair Market Rental Value is determined in accordance with Paragraph 29.

                  "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

                  "Financial Ratio Tests" shall mean the Interest Coverage Ratio and the Leverage Ratio for the period in question.

                  "Force Majeure" means any cause or causes which Tenant is not, despite its best efforts, able to prevent or overcome, including but not limited to acts of God, strikes, walkouts or other labor disputes, riots, civil strife, war, acts of public enemy, lightning, fires, explosions, storms or floods; but acts of Tenant, the unavailability of money, unavailability of sources of financing, a shortage of labor or materials and changes in market conditions shall not constitute Force Majeure.

                  "Guarantors" shall mean Tower and R.J. Tower Corporation, a Michigan corporation, jointly and severally.

                  "Guaranty" shall mean that certain Guaranty and Suretyship Agreement of even date pursuant to which Guarantors, jointly and severally, guaranty and become surety for the obligations of Tenant under this Lease.

                  "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

                  "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

                  "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, polychlorinated biphenyls.

                  "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

                  "Improvements" shall mean the Improvements as defined in Paragraph 1.

                  "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

                  "Initial Security Deposit" shall mean Initial Security Deposit as defined in Paragraph 36(a).

                  "Initial Term" shall mean Initial Term as defined in Paragraph 5(a).

                  "Insurance Requirements" shall mean the requirements of all insurance policies maintained in accordance with this Lease.

                  "Interest Coverage Ratio" shall mean Interest Coverage Ratio as defined in the Credit Agreement or the then applicable Replacement Credit Agreement.

                  "Land" shall mean the Land as defined in Paragraph 1.

                  "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

                  "Lease" shall mean this Lease Agreement.

                  "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

                  "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

                  "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws related to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises or Related Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises or Related Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or Related Premises or requires Tenant to carry insurance other than as required by this Lease.

                  "Lender" shall mean any person or entity (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note; provided that such Person is not a Competitor.

                  "Level 1 Sublease Security Deposit" shall mean Level 1 Sublease Security Deposit as defined in Paragraph 21(c).

                  "Level 2 Sublease Security Deposit" shall mean Level 2 Sublease Security Deposit as defined in Paragraph 21(c).

                  "Leverage Ratio" shall mean Leverage Ratio as defined in the Credit Agreement or the then applicable Replacement Credit Agreement.

                  "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

                  "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

                  "Mortgage" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                  "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any reasonable expenses incurred by Landlord and Lender in collecting such award or proceeds.

                  "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                  "Notice of Interest to Renew" shall mean Notice of Interest to Renew as defined in Paragraph 5(b).

                  "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

                  "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

                  "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

                  "Person" shall mean an individual, partnership, association, corporation or other entity.

                  "Post Closing Repairs and Remediation" shall mean the repairs and/or remediation to the applicable Related Premises described in Exhibit "G-1" and Exhibit "G-2" attached hereto.

                  "Premises Percentage Allocation" shall mean the percentage allocated to each Related Premises in Exhibit "F" to this Lease as the same may be adjusted in accordance with the formula specified in Exhibit "F".

                  "Prepaid Rent" shall mean the Additional Basic Rent which has been prepaid by Tenant to Landlord on the Commencement Date and which shall be applied as a credit against installments of Additional Basic Rent due under this Lease in the amounts and on the dates specified in Paragraph 1(b) of Exhibit "D".

                  "Prepayment Premium" shall mean any payment required to be made by Landlord to a Lender under a Note or other document evidencing or securing a Loan (other than payments of principal and/or interest which Landlord is required to make under a Note or a Mortgage) solely by reason of any prepayment or defeasance by Landlord of any principal due under a Note or Mortgage as a result of an Event of Default or a Casualty which Tenant elects to treat as a Termination Event, and which may, without limitation, take the form of (i) a "make whole" or yield maintenance clause requiring a prepayment premium or (ii) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (a) the total amount required to defease a Loan and (b) the outstanding principal balance of the Loan as of the date of such defeasance plus reasonable Costs of Landlord and Lender).

                  "Present Value" of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) six percent (6%) per annum.

                  "Prime Rate" shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

                  "Related Premises" shall mean any one of the Granite City Premises, Kendallville Premises, Clinton Premises, and Upper Sandusky Premises.

                  "Relevant Amount" shall mean the Termination Amount or the Default Termination Amount, as the case may be.

                  "Relevant Date" shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c) and (d) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a termination offer under Paragraph 23(a)(iii).

                  "Remaining Premises" shall mean the Related Premises which are not Affected Premises under Paragraph 18.

                  "Renewal Term" shall mean Renewal Term as defined in Paragraph 5(b).

                  "Rent" shall mean, collectively, Additional Basic Rent, Basic Rent and Additional Rent.

                  "Replacement Credit Agreement" shall mean any credit agreement that replaces the Credit Agreement upon refinancing of the debt described in the Credit Agreement (or any Replacement Credit Agreement) and that contains an Interest Coverage Ratio covenant and a Leverage Ratio covenant.

                  "Requisition" shall mean any temporary requisition or confiscation of the use or occupancy of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

                  "Security Deposit" shall mean the Initial Security Deposit, the Assignment Security Deposit, the Level 1 Sublease Security Deposit and/or the Level 2 Sublease Security Deposit, as applicable.

                  "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

                  "State" shall mean the state where the applicable Related Premises is located.

                  "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

                  "Taking" shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or
(b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Related Premises.

                  "Tenant's Personal Property" shall mean all assembly lines, machines, presses, tools, apparatus, furniture, furnishings, computers, racks, shelving, trade fixtures, movable and demountable partitions, motorized vehicles, supplies, materials, inventory and other personal property, together with all renewals and replacements thereof, in each case whether or not attached to the Improvements or the Land and now owned or hereafter acquired by Tenant or any subtenant or permitted assignee of Tenant and installed or located at or on any Related Property and utilized for the operations of Tenant's business.

                  "Term" shall mean the Term as defined in Paragraph 5.

                  "Termination Amount" shall mean the greater of (a) the sum of the Fair Market Value of the applicable Related Premises and, if the Termination Amount is paid as a result of a Casualty, the applicable Prepayment Premium which Landlord will be required to pay in prepaying or defeasing in whole or in part, as applicable, any Loan with proceeds of the Termination Amount or (b) the sum of the Acquisition Cost and, if the Termination Amount is paid as a result of a Casualty, the applicable Prepayment Premium which Landlord will be required to pay in prepaying or defeasing in whole or in part, as applicable, any Loan with proceeds of the Termination Amount.

                  "Termination Date" shall mean the Termination Date as defined in Paragraph 18.

                  "Termination Event" shall mean a Termination Event as defined in Paragraph 18.

                  "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

                  "Third Party Purchaser" shall mean the Third Party Purchaser as defined in Paragraph 21 (f).

                  "Tower" shall mean Tower Automotive, Inc., a Delaware corporation.

                  "Warranties" shall mean Warranties as defined in Paragraph
3(e).

         3.       Title and Condition.

                  (a)      The Leased Premises are demised and let subject to
(i) the Mortgage and Assignment presently in effect, (ii) the rights of any Persons in possession of the Leased Premises, (iii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iv) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (v) all Legal Requirements, including any existing violation of any thereof, and (vi) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord. Tenant covenants and agrees that no later than May 15, 2002 Tenant shall provide to Landlord and Lender (A) a release or vacation of the portion of the Easements that encroach underneath the Improvements at the Clinton Premises recorded at Liber 7353, Page 183 and Liber 7526, Page 369 with the Register of Deeds Office Macomb County (the "Encroaching Easement") and (B) an update of the ALTA/ACSM survey of the Clinton Premises dated March 19, 2002 prepared by George Jerome & Co. showing the deletion of the Encroaching Easement which survey shall be in form and substance satisfactory to Landlord and Lender.

                  (b) Tenant acknowledges that the Leased Premises are in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS WHERE IS AND WITH ALL FAULTS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, OR
(xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE

EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

                  (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) to the Leased Premises is in Landlord and except, as provided in Paragraph 35 hereof with respect to certain rights of refusal to purchase the Leased Premises that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (v) the Improvements have been fully completed in all material respects in a workmanlike manner of appropriate quality for industrial facilities, and (vi) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

                  (d) Landlord and Tenant agree that it is their mutual intent to create, and that this Lease constitutes, a master lease with respect to each and every parcel of Land, Improvements and Equipment including in any and all of the Leased Premises (wherever located), that this Lease is not intended and shall not be construed to be separate leases and that all the terms and conditions hereof shall govern the rights and obligations of Landlord and Tenant with respect thereto. Any Event of Default hereunder in connection with any Leased Premises shall be deemed to be an Event of Default with respect to the entire Leased Premises (wherever located).

                  (e) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively "Warranties") which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said Warranties, guaranties, indemnities and other rights shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate of other document reasonably required by Landlord. Landlord shall also retain the right to enforce any guaranties upon the occurrence of an Event of Default. To the extent it can legally do so, Tenant shall enforce all Warranties in accordance with their respective terms.

         4.       Use of Leased Premises; Quiet Enjoyment.

                  (a) Tenant may occupy and use the Leased Premises for basic manufacturing of automotive assembly parts and activities related thereto and for any other purpose, subject to the prior written consent of Landlord which shall not be unreasonably withheld, delayed or conditioned. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any of the Warranties, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.

                  (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord or Lender with respect to matters that arise after the date hereof, provided that Landlord or its agents (provided that no such Person shall be a Competitor) may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers (provided that no such Person shall be a Competitor) and taking such other action with respect to the Leased Premises as is permitted by any provision hereof. Any such entry, examination or showing (i) shall be subject to Tenant's normal safety and security procedures and the confidentiality provisions of Paragraph 28, (ii) shall not unreasonably interfere with the operation of Tenant's business, and
(iii) shall be at Landlord's expense so long as no Event of Default has occurred and is continuing.

         5.       Term.

                  (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (the "Initial Term") (such Initial Term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the two hundred sixteenth (216th) calendar month next following the date hereof (the "Expiration Date").

                  (b) As long as no Event of Default exists, Tenant shall have the right to extend the Term for two (2) additional successive periods of ten (10) years each (each such extension, a "Renewal Term"), provided that (i) Tenant shall have notified Landlord in writing at least twenty-four (24), but not more than twenty-six (26), months prior to the first day of each Renewal Term ("Notice of Interest to Renew") that Tenant is interested in renewing this Lease for such Renewal Term and (ii) having given Landlord a Notice of Interest to Renew, Tenant shall have notified Landlord in writing at least eighteen (18) months prior to the first day of each Renewal Term ("Renewal Notice") that Tenant is renewing this Lease for such Renewal Term.

Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any further Renewal Terms).

                  (c) If Tenant does not exercise its option pursuant to Paragraph 5(b) to extend the Term, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of any of the Leased Premises for sale or reletting and to erect upon any of the Leased Premises signs indicating such availability and (ii) show any of the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times (and upon reasonable notice to Tenant) as Landlord may select. Any such showing (i) shall be subject to Tenant's normal safety and security procedures and the confidentiality provisions of Paragraph 28(d), (ii) shall not unreasonably interfere with the operation of Tenant's business, and (iii) shall be at Landlord's expense so long as no Event of Default has occurred and is continuing.

         6. Additional Basic Rent; Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the Basic Rent and Additional Basic Rent in the amounts and with respect to the periods determined in accordance with Exhibit "D" hereto. The Additional Basic Rent has been received by Landlord and shall without further action be credited as Prepaid Rent on the dates, in the amounts and with respect to the periods specified in Paragraph 1(b) of Exhibit "D". Payments of Basic Rent shall be due in the amounts specified in Exhibit "D" and shall be payable on the twenty-fifth day of April, 2002 and on the same day of each July, October, January and April thereafter during the Term (each such day being a "Basic Rent Payment Date"). Each payment of Basic Rent shall be made, at Landlord's sole discretion, (a) to Landlord at its address set forth above or to such other Person, at such address as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), and (b) by a check hand delivered at least five (5) business days before or mailed at least ten (10) days before the applicable Basic Rent Payment Date, or wire transfer in Federal Funds on the applicable Basic Rent Payment Date.

         7.       Additional Rent.

                  (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                           (i)      except as otherwise specifically provided
herein, all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, including costs and expenses incurred in connection with the payment of a Prepayment Premium, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the

Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) Costs of Landlord's counsel and reasonable internal Costs of Landlord incurred in connection with the preparation, negotiation and execution of this Lease, or incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant, and (J) the reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord at the request of Tenant or Tenant's failure to act promptly in an emergency situation and (K) any other items specifically required to be paid by Tenant under this Lease;

                           (ii)     after the date all or any portion of any
installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the "Late Charge") equal to three percent (3%) of the amount of such unpaid installment or portion thereof, provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days' following the due date thereof;

                           (iii)    a sum equal to any additional sums
(including any late charge, default penalties, interest and fees of Lender's counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default; and

                           (iv)     interest at the rate (the "Default Rate") of
three percent (3%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

                  (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within ten (10) days after Landlord's demand for payment thereof.

                  (c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law.

         8.       Net Lease: Non-Terminability.

                  (a) This is a net lease and, except as otherwise expressly provided to the contrary herein, all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

                  (b) This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.

                  (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien or otherwise, even though such obligation results in a double payment of Rent. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

                  (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law
(i) to quit, terminate or surrender this Lease or any of the Leased Premises, or
(ii) to any Set-Off of any Monetary Obligations.

                  (e)      Tenant's agreements in the preceding subparagraphs
(a) through (d) should not affect any claim, action or right Tenant may have against Landlord subject, however, to the limitations set forth in Paragraph 30.

         9.       Payment of Impositions.

                  (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes, including the Michigan Single Business Tax), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's possessory interest in the Leased Premises, (iii) any of the Leased Premises or (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the

Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) days after Landlord's request therefor.

                  (b) Tenant shall pay to Landlord such amounts (each an "Escrow Payment") monthly or as required by such Lender (but not more often than monthly) so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges (as hereinafter defined) as they become due on an annual basis. As used herein, "Escrow Charges" shall mean (i) at any time following receipt of written request from Landlord or Lender, real estate taxes and assessments on or with respect to the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease and (ii) during the last five (5) Lease Years of the Initial Term and during an Renewal Term or if an Event of Default exists, any reserves for capital improvements, deferred maintenance, and/or repair required by any Lender and tenant improvements and leasing commissions required by any Lender in such amounts as reasonably customarily required for properties of similar type, location and use. Landlord shall determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amount shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment. The Escrow Payments may be commingled with other funds of Landlord or other Persons and no interest thereon shall be due or payable to Tenant unless the Escrow Payments are held by Landlord in which event interest shall accrue thereon at the "day-in, day-out" passbook rate of interest. Landlord shall apply the Escrow Payments only to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.

         10.      Compliance with Laws and Easement Agreements; Environmental
Matters.

                  (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). If required by the Township of Clinton, Tenant shall promptly install a 5 foot wide concrete sidewalk adjacent to any road frontage at the Clinton Premises. Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or
(ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation, however immaterial. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and Lender and no other Person shall have the right to rely on any such reports.

                  (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord.

                  (c) Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises and perform, as agents of Tenant, environmental site investigations and assessments ("Site Assessments") on the Leased Premises (i) in connection with any sale, financing or refinancing of the Leased Premises,
(ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers applying prudent business judgment, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting any Site Assessments shall be paid by Tenant if an Event of Default has occurred and is continuing or a material Environmental Violation is found to exist. For purposes of any investigation conducted under subparagraph (c)(v) above, Landlord shall pay the costs of such investigation unless a material Environmental Violation is determined to exist as a result of such investigation, in which case Tenant shall pay such costs. Any such inspection (i) shall be subject to Tenant's normal safety and security procedures and the confidentiality provisions of Paragraph 28(d) and (ii) shall not unreasonably interfere with the operation of Tenant's business.

                  (d) If an Environmental Violation occurs or is found to exist and, in Landlord's reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $2,000,000, Tenant shall provide to Landlord, within ten (10) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

                  (e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist with respect to any Related Premises (any such premises, a "Contaminated Premises"), Landlord is unable to sell or lease the Contaminated Premises at market rates for comparable properties as a result of such Environmental Violation, and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended with respect to the Contaminated Premises beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease with respect to such Contaminated Premises.

                  (f) If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist and Tenant fails to promptly undertake to cure such Environmental Violation, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation. So long as no Event of Default has occurred and is continuing, Tenant shall conduct and control all aspects of any environmental remediation for which it has an obligation pursuant to this Lease. In order to cost effectively complete any investigation, response activities or remediation for which it has an obligation under this Lease, Tenant shall be permitted to use deed restrictions, risk-based standards and engineering or institutional controls, to the extent they are permitted by Environmental Laws, do not unreasonably interfere with the industrial operations at the Leased Premises, do not adversely affect the value of the Leased Premises, and are approved by Landlord and Lender, which approval shall be granted or denied applying prudent and reasonable business judgment. Any approval by Landlord or Lender shall not limit or restrict the right of Landlord, applying prudent and reasonable business judgment, to require additional or further action on the part of Tenant with respect to any Environmental Violation based on future changes in use, Laws or other changed conditions. The contractual rights and remedies of Landlord under this Lease (including the indemnification provisions of Paragraph 15 and the remedies under Paragraph 23 for non-performance under this Paragraph 10) shall be the sole and exclusive rights and remedies of Landlord with regard to the liability of Tenant to Landlord for any Environmental Violation, as long as this Lease is in effect.

                  (g) Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

                  (h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in this Paragraph 10.

            11. Liens; Recording.

                  (a) Subject to Tenant's rights under Paragraph 14(b), Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord or any Person claiming by, through or under Landlord (except Tenant or any Person claiming by, through or under Tenant). NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT

ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

                  (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

            12. Maintenance and Repair.

                  (a) Tenant shall at all times maintain each Related Premises and the Adjoining Property in as good repair and appearance as each is in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, in each case, except for ordinary wear and tear. Tenant shall take every other reasonable action necessary or appropriate for the preservation and safety of each Related Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Related Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

                  (b) If any Improvement, now or hereafter constructed, shall in any material respect (or any immaterial respect if the claim or demand shall be brought by a Person other than Landlord) (i) encroach upon any setback or any property, street or right-of-way adjoining any of the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting any of the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

            13. Alterations and Improvements.

                  (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, (i) to make non-structural Alterations or a series of related non-structural Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $1,000,000 with respect to any Related Premises and
(ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $1,000,000, with respect to any Related Premises, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any non-structural Alterations, series of related non-structural Alterations, Equipment or accessions thereto is in excess of $1,000,000 or if Tenant desires to make structural Alterations to any Related Premises, the prior written approval of Landlord and Lender shall be required. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender. Landlord shall have the right to require Tenant to remove any Alterations except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required. Tenant shall have the right, without the approval of or notice to Landlord, to install any equipment, machinery and other personal property in the Improvements that are required for the operation of its business, subject in all events to the terms of Paragraph 12(a) and Paragraph 26.

                  (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of the Leased Premises.

            14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13, (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) or (d) take any action with respect to the violation of any Environmental Law (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied or (vi) the enforcement or execution of any injunction, order or Legal Requirement with respect to the Permitted Violation. Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by Law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any criminal liability or any material civil liability. Landlord shall reasonably cooperate with Tenant in any such context at Tenant's sole cost and expense.

            15. Indemnification.

                  (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the acquisition, ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises or Adjoining Property, (ii) any casualty in any manner arising from any of the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity; provided that Tenant shall not be liable to indemnify any Indemnitee for any liabilities, losses, damages, penalties, Costs, causes of action, suits, claims, demands or judgments (A) resulting from the gross negligence or willful misconduct of an Indemnitee, or (B) resulting from any Liens created by or resulting solely from any act or omission of any Indemnitee.

                  (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Landlord) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will fully cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the reasonable cost of such counsel shall be paid by Tenant.

                  (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease with respect to any matter which existed, arose or occurred on or prior to such termination, expiration or rejection.

            16. Insurance.

                  (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                        (i) Insurance against risk of physical loss or damage to the Improvements and Equipment as provided under "Special Form" coverage, and including customarily excluded perils of hail, windstorm, flood coverage (if the Leased Premises is in a flood zone), earthquake, and, to the extent required by Lender, terrorism insurance (subject to market availability at the time in question), in amounts not less than the actual replacement cost of the Improvements and Equipment; provided that, if Tenant's insurance company is unable or unwilling to include any or all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a "Difference in Condition" form or through a stand-alone policy. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $250,000 per occurrence, including deductibles for flood and earthquake coverage.

                        (ii) Commercial General Liability Insurance (including but not limited to Incidental Medical Malpractice and Host Liquor Liability) and Business Automobile

Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type and owned and operated by companies of similar creditworthiness as that of the Guarantor.

                        (iii) Worker's compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Workers' Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State or States in which the Leased Premises are located.

                        (iv) Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Leased Premises in an amount not less than $5,000,000 per accident for damage to property. Either such Boiler and Machinery policy or the All-Risk policy required in (i) above shall include at least $3,000,000 per incidence for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-up Expense and may contain a deductible not to exceed $50,000.

                        (v) Business Interruption and Extra Expense Insurance at limits to cover 100% of losses and/or expenses incurred over the period of indemnity not less than eighteen (18) months from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of the Landlord under this Lease.

                        (vi) During any period in which substantial Alterations at any Related Premises are being undertaken, builder's risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, workers' compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                        (vii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

                  (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:X or above and claims paying ability rating of A or better by Standard & Poor's Rating Services ("Required Insurance Rating"), a division of the McGraw Hill Companies, Inc. or equivalent rating agency approved by Landlord and Lender in their sole discretion and are admitted in, and approved to write insurance policies by, the State Insurance Department for the states in which the Leased Premises are located. As of the Commencement Date, Landlord and Lender acknowledge that Tenant's insurance carrier does not have the Required Insurance Rating. Tenant covenants and agrees that, if at any time after September 30, 2002 Lender is unable to securitize the Loan due to Tenant's insurance carrier not having the Required Insurance Rating and requires that the insurer providing the insurance specified in Paragraph 16(a) have the Required Insurance Rating and by such date Tenant's insurer does not have the Required Insurance Rating, Tenant shall within fifteen (15) days following Landlord's written request obtain replacement insurance with an insurer that has the Required Insurance Rating. The insurance policies shall be for such in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as Owner and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee. If said insurance or any part thereof shall expire, be withdrawn or become void for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or Tenant shall immediately obtain new or additional insurance that complies with the provisions of this Lease.

                  (c) Each insurance policy referred to in clauses (i), (iv),
(v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled substantially modified or allowed to lapse on any renewal date except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

                  (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance or, if required by Lender, original or certified policies.

                  (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost

Valuations. The original or a certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord.

                  (f) Tenant shall have the replacement cost and insurable value of the Improvements and Equipment determined from time to time as required by the replacement cost and agreed amount endorsements and shall deliver to Landlord the new replacement cost and agreed amount endorsement or certificate evidencing such endorsement promptly upon Tenant's receipt thereof.

                  (g) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

                  (h) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

                  (i) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

                  (j) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                        (i) Proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds.

                        (ii) Proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

            17. Casualty and Condemnation.

                  (a) If any Casualty to any of the Related Premises occurs, Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

                  (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant therein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; provided, however, Tenant shall have the right to fifteen percent (15%) of any Net Award that is in excess of the Acquisition Cost for the applicable Related Premises. Nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the applicable Related Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

                  (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations, except as provided in Paragraph 19(d). Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this

Lease). Upon the receipt by Landlord of the entire Net Award of such Partial Casualty or Partial Condemnation, Landlord shall make such Net Award available to Tenant for restoration in accordance with and subject to the provisions of Paragraph 19(a). If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

                  (d) In the event of a Requisition of any of the Leased Premises, each installment of Basic Rent payable on or after the date on which the Net Award is paid shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last Basic Rent Payment Date for the then existing Term and the numerator of which shall be the amount of such Net Award retained by Landlord. Upon the expiration of the Term, any portion of such Net Award which shall not have been previously credited to Tenant shall be retained by Landlord.

            18. Termination Events.

                  (a) If either (i) all of any Related Premises shall be taken by a Taking or (ii) any substantial portion of any Related Premises shall be taken by a Taking or all or any substantial portion of any Related Premises shall be totally damaged or destroyed by a Casualty and, in the case of a Casualty, Tenant certifies and covenants to Landlord that it will abandon operations at the Related Premises for a period of not less than five (5) Lease Years, (any one or all of the Related Premises described in the above clauses
(i) and (ii) above being hereinafter referred to as the "Affected Premises" and each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice (a "Termination Notice") in the form described in Paragraph 18(b) of the Tenant's election to terminate this Lease as to the Affected Premises. If Tenant elects under clause (y) above not to give Landlord a Termination Notice, then Tenant shall rebuild or repair the Leased Premises in accordance with Paragraphs 17 and 19.

                  (b) A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date which occurs at least ninety (90) days after the Fair Market Value Date (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenant described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine Fair Market Value.

                  (c) If Landlord shall reject such offer by Tenant to pay to Landlord the Termination Amount as to the Affected Premises pursuant to Paragraph 18(b) above by written notice to Tenant (a "Rejection") which Rejection shall contain the written consent of Lender to Landlord's rejection of Tenant's offer to pay the Termination Amount, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate as to the Affected Premises on the Termination Date; provided that, if Tenant has not satisfied all Monetary

Obligations and all other obligations and liabilities under this Lease which have arisen as to the Affected Premises (collectively, "Remaining Obligations") on or prior to the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Affected Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate with respect to the Affected Premises as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Lease is to terminate with respect to the Affected Premises shall be automatically extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

                  (d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer from Tenant to pay the Termination Amount. If such offer from Tenant to pay the Termination Amount is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall convey to Tenant or its designee the Affected Premises or the remaining portion thereof, if any, and any Net Award, all in accordance with Paragraph 20.

                  (e) In the event of the termination of this Lease as to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit "F" for the Remaining Premises.

            19. Restoration.

                  (a) If any Net Award is in excess of $1,000,000, Landlord (or Lender if required by any Mortgage) shall hold the Net Award in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                        (i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a budget for the restoration shall have been approved by Landlord and (B) Landlord and Lender shall be provided with mechanics' lien insurance (if reasonably available) and reasonably acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety reasonably acceptable to Landlord, and name Landlord and Lender as additional dual obligees;

                        (ii) at the time of any disbursement, no Event of Default shall exist and, unless Tenant is exercising its rights under Paragraph 14, no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged unless any such has been "bonded over";

                        (iii) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens,
(C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims as a result of non-payment by or on behalf of Tenant;

                        (iv) each request for disbursement shall be accompanied by a certificate of a duly authorized officer of Tenant or Tower, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                        (v) Landlord may retain ten percent (10%) of the Restoration Fund until fifty percent (50%) completion which shall be held until restoration is fully completed;

                        (vi) the Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

                        (vii) such other reasonable conditions as Landlord or Lender may impose.

                  (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

                  (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum (the "Remaining

Sum") shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

            20. Procedures Upon Purchase.

                  (a) If the Leased Premises or any of the Related Premises are purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises or the applicable Related Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

                  (b) Upon the date fixed for any such purchase of the Leased Premises or any of the Related Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special or limited warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if any event has occurred which, in Landlord's reasonable judgment, is likely to subject any Indemnitee to any liability which Tenant is required to indemnify against pursuant to Paragraph 15, then an amount shall be deducted from the Net Award which, in Landlord's reasonable judgment, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a financial institution reasonably satisfactory to Landlord and Tenant pending resolution of such matter, and promptly following resolution of such matter the amount shall be released to the party entitled to the same. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder with respect to the applicable Related Premises (but not with respect to the Remaining Premises) shall terminate, except any Surviving Obligations.

                  (c) If the completion of such purchase shall be delayed after
(i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) if the purchase is delayed for more than six (6) months at Landlord's sole option, Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

                  (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

            21. Assignment and Subletting: Prohibition against Leasehold Financing.

                  (a) Tenant shall not have the right to assign this Lease or sublet more than twenty-five percent (25%) of the leaseable space in the Improvements except as otherwise expressly set forth in this Paragraph 21.

                  (b) Tenant shall have the right upon thirty (30) days prior written notice to Landlord and Lender, with no consent of Landlord or Lender being required, to assign this Lease to any Person, provided that, unless such Person is a wholly-owned subsidiary of either Guarantor or any Tenant, as a condition to any such assignment Tenant shall provide to Landlord, no later than the date on which such assignment shall become effective, a security deposit equal to eighteen (18) months of the Basic Rent then in effect (the "Assignment Security Deposit").

                  (c) Tenant shall have the right to sublease all or any portion of any Related Premises to any one or more subtenants without the prior written consent of Landlord or Lender provided, that, (i) if at any time there are subleases which in the aggregate result in there being under sublease more than twenty-five percent (25%) but less than fifty percent (50%) of the leasable space in the Improvements (a "Level 1 Subleasing") then, Tenant shall provide to the Landlord a security deposit equal to six (6) months of the Basic Rent then in effect (a "Level 1 Sublease Security Deposit") no later than the date on which the Level 1 Subleasing shall become effective, and (ii) if at any time there are subleases which in the aggregate sublease more than fifty percent (50%) of the leaseable space in the Improvements (a "Level 2 Subleasing") then, Tenant shall increase the Level 1 Sublease Security Deposit to equal twelve (12) months of the Basic Rent then in effect (a "Level 2 Sublease Security Deposit").

                  (d) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Related Premises shall (A) be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises; (B) not extend beyond the then current Term minus one day; (C) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraphs 4(a), 10 and 12 with respect to subleased premises to the same extent as if the sublessee were the Tenant. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder or the Guarantors under the Guaranty. All such obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

                  (e) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

                  (f) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that if at any time either (i) an Event of Default has occurred or (ii) there are subleases which in the aggregate result in there being under sublease more than twenty-five percent (25%) of the leaseable space in the Improvements Landlord shall have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money. Any rents and other sums of money received by Landlord shall be applied to Rent next due and owing. Tenant shall not accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

                  (g) Except as otherwise specifically provided in this Paragraph 21(g), Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of any of the Related Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect. Landlord hereby waives (i) any right to distrain Tenant's Personal Property and (ii) any Landlord's lien or similar lien upon Tenant's Personal Property, regardless of whether such lien is created by statute or otherwise, specifically excluding, however, the Equipment. At the request of Tenant, Landlord shall execute a waiver (in form reasonably satisfactory to Landlord) of any Landlord's or similar lien for the benefit of any holder of a security interest in or lessor of any of Tenant's Personal Property. Landlord agrees to acknowledge (in a written form reasonably satisfactory to Landlord) to such Persons at such times and for such purposes as Tenant may reasonably request that trade fixtures owned by Tenant are Tenant's Personal Property and not party of the Leased Premises (regardless of whether or to what Tenant's Personal Property is affixed to the Leased Premises) or otherwise subject to the terms of this Lease.

                  (h) Subject to the provisions of Paragraph 35 hereof, Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party who is not a Competitor (each a "Third Party Purchaser"). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

            22. Events of Default.

                  (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this
Lease:

                        (i) a failure by Tenant to make any payment of any Monetary Obligation on or prior to its due date, regardless of the reason for such failure;

                        (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                        (iii) any representation or warranty made by any Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect when made in any material respect;

                        (iv) a default beyond any applicable cure period or at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having an original principal balance of $10,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause, or permit any Person to cause, such obligation to become due prior to its stated maturity;

                        (v) a default by any Tenant beyond any applicable cure period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, rental obligations over the terms thereof of $10,000,000 or more if the Landlord under any such lease or leases commences to exercise its remedies thereunder;

                        (vi) a final, non-appealable judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against any Tenant and the same shall remain undischarged for a period of sixty
(60) consecutive days;

                        (vii) any Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for any of the Related Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                        (viii) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Related Premises or approving a petition filed against any Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

                        (ix) any Related Premises shall have been totally vacant for more than ninety (90) consecutive days (except in the event of a Casualty or Condemnation) or shall have been abandoned;

                        (x) any Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution, except for a liquidation or dissolution in which such Tenant is merged or consolidated with, or the assets of such Tenant are transferred to the other Tenant or to a Guarantor or a wholly-owned subsidiary of a Guarantor (so long as Guarantors ratify the Guaranty in respect of the obligations of such subsidiary) as part of a corporate reorganization;

                        (xi) the estate or interest of any Tenant in any of the Related Premises shall be levied upon or attached in any proceeding unless Tenant is contesting such action in accordance with and subject to the terms of Paragraph 14 and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

                        (xii) a failure by any Tenant to perform or observe, or a violation or breach of, or a misrepresentation by any Tenant under, any provision of any document between any Tenant and Lender or from any Tenant to Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

                        (xiii) a failure by any Tenant to maintain in effect any license or permit necessary for the use, occupancy or operation of any of the Related Premises;

                        (xiv) any Tenant shall sell or transfer or enter into an agreement to sell or transfer all or substantially all of its assets in a single transaction or series of related transactions unless such sale or transfer is to the other Tenant or to a Guarantor or a wholly-owned subsidiary of a Guarantor (so long as Guarantors ratify the Guaranty in respect of the obligations of such subsidiary) as part of a corporate reorganization;

                        (xv) any Tenant shall fail to deliver the estoppel described in Paragraph 25 within the time period specified therein;

                        (xvi) Tenant shall fail to provide any required Security Deposit as and when due or shall fail to replenish any then required Security Deposit to its full amount in accordance with the requirements of Paragraph 36; or

                        (xvii) Tenant shall fail to complete the Post Closing Repairs and Remediation within the time periods set forth in Exhibit "G-1" and Exhibit "G-2", subject to extension for Force Majeure.

                  (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x),
(xi), (xii), (xiii), (xiv), (xv), (xvi) or (xvii) of Paragraph 22(a); (B) the default consists of a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year. If the default consists of a default under clause (ii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty
(30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days), provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

            23. Remedies and Damages Upon Default.

                  (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                        (i) Landlord may give Tenant notice of Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, with or without legal process, by peaceably entering any of the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of any of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                        (ii) After repossession of any of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

                        (iii) Landlord may, upon notice to Tenant, require Tenant to make an irrevocable offer to terminate this Lease in its entirety for an amount (the "Default Termination Amount") specified in the next sentence. The "Default Termination Amount" shall be the greatest of (A) the sum of the Fair Market Value of the Leased Premises and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount or (B) the sum of the Acquisition Cost and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount or (C) an amount equal to the Present Value of the entire Basic Rent from the date of such purchase to the date on which the then Term would expire, assuming that the Term has been extended for all extension periods, if any, provided for in this Lease. Upon such notice to Tenant, Tenant shall be deemed to have made such offer and shall, if requested by Landlord, within ten (10) days following such request, deposit with Landlord as payment against the Default Termination Amount the amount described in (B) above, Landlord and Tenant shall promptly commence to determine Fair Market Value. Within thirty (30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the tenth (10th) business day after such acceptance, Tenant shall pay to Landlord the Default Termination Amount and, at the request of Tenant, Landlord will convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20. Any rejection by Landlord of such offer shall have no effect on any other remedy Landlord may have under this Lease.

                        (iv) Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term and (B) Tenant shall have no option to extend or renew the Term.

                  (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

                        (i) If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present

Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting.

                        (ii) If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

                  (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

                  (d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

                  (e) No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

                  (f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, LANDLORD AND TENANT HEREBY WAIVE THE SERVICE OF NOTICE WHICH MAY BE REQUIRED BY ANY APPLICABLE LAW AND ANY RIGHT TO A TRIAL BY JURY.

                  (g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose

                  (h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

                  (i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

                  (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

            24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith LLP, One Liberty Place, Philadelphia, PA 19103,
Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

            25. Estoppel Certificate. At any time upon not less than fifteen
(15) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified or except to the extent such information is confidential (in which event it shall be disclosed if the Recipient acknowledges it is bound by Paragraph 28(d) with respect to such information), there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by an court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

            26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises or Affected Premises, is applicable, to Landlord in the same condition in which the Leased Premises or Affected Premises, if applicable, was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises or Affected Premises, if applicable, all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises or Affected Premises, if applicable. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises or Affected Premises, if applicable, caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

            27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

            28. Books and Records.

                  (a) If at any time any Tenant is not a wholly-owned subsidiary of Tower, such Tenant shall keep adequate records and books of account with respect to the finances and business of such Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys (as long as such Person is not a Competitor), upon reasonable notice to Tenant or any of them, to visit the corporate offices of any Tenant and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant or any of them, at such reasonable times as may be requested by Landlord. Upon the request of Lender or

Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit. Any such visit or copies shall be at Landlord's expense so long as no Event of Default exists.

                  (b) If at any time any Tenant is not a wholly-owned subsidiary of Tower, such Tenant shall deliver to Landlord and to Lender the following:

                        (i) as soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year, a copy of the audited consolidated balance sheet of such Tenant and its consolidated subsidiaries as at the end of such year and the related consolidated statements of income and operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Arthur Andersen LLP or another nationally recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly in all material respects the financial position and the results of operations of such Tenant and its consolidated subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor or any material portion of such Tenant's or any of its consolidated subsidiaries' records; and

                        (ii) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of such Tenant and its consolidated subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day of such year and ending on the last day of such quarter, and certified by a duly authorized officer of such Tenant having knowledge of the finances of such Tenant as fairly presenting, in all material respects and in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments and the absence of required footnotes), the financial position and the results of operations of such Tenant and its consolidated subsidiaries; and

                        (iii) all annual financial statements shall be accompanied by the affidavit of such Tenant, dated within five (5) days of the delivery of such statement, stating that (A) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (B) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

                  (c) Tenant agrees to cause all quarterly and annual financial statements that Tower is required to deliver in accordance with Section 2.02 of the Guaranty to be accompanied by a certification ("Covenant Certification") of a duly authorized officer of Tower having knowledge of the finances of Tenant and Guarantors that Tower is in compliance with the Financial Ratio Tests (except as otherwise specified in the Covenant Certification), together with a calculation of each of the Financial Ratio Tests using the definitions in the Credit Agreement or Replacement Credit Agreement, as the case may be, for each such calculation;

provided that the foregoing requirement may be satisfied by delivery of a copy of the Compliance Certificate delivered under the Credit Agreement or any Replacement Credit Agreement.

                  (d) Landlord, Lender and their respective agents, accountants and attorneys shall consider and treat on a strictly confidential basis (i) any information about Tenant's business operations and financial matters specifically disclosed to such Person in the course of a visit under Paragraph 4(a), 5(c), 10(c) or 28(a) or contained in the books and records of any Tenant and for which such Person has confirmed to Tenant in writing that it is bound by the terms of this Paragraph 28(d) (and Tenant shall have the right to require such confirmation as a condition to any such visit or examination of such books and records), (ii) any copies of any books and records of any Tenant, and any financial statements of any Tenant pursuant to Paragraph 28(b) which are delivered to or received by them and which are conspicuously stamped "CONFIDENTIAL".

                        The restrictions contained in this Paragraph 28(d) shall not prevent disclosure by Landlord or Lender of any information in any of the following circumstances:

                        (i) Upon the order of any court or administrative agency to the extent required by such order and not effectively stayed or by appeal or otherwise;

                        (ii) Upon the request, demand or requirement of any regulatory agency or authority having jurisdiction over such party, including the Securities and Exchange Commission (whether or not such request or demand has the force of law);

                        (iii) That has been publicly disclosed other than by breach of this Paragraph 28(d) by Lender or Landlord or by any other Person who has agreed with Landlord or Lender to abide by the provisions of this Paragraph 28(d);

                        (iv) To counsel, accountants or consultants for such other Person who has agreed to abide by the provisions of this Paragraph 28(d) or counsel, accountants or consultants for Lender or Landlord;

                        (v) While an Event of Default exists, in connection with the exercise of any right or remedy under this Lease or any other related document;

                        (vi) Independently developed by Landlord or Lender to the extent that confidential information provided by Tenant is not used to develop such information;

                        (vii) With respect to financial information and information that Landlord or its attorneys deem to be material in any reporting to the shareholders of Landlord or the shareholders or prospective shareholders (whether through a registered public offering or otherwise) of Landlord's parent company;

                        (viii) In connection with any sale or financing of the Leased Premises, provided that any recipient of such information who is a prospective purchaser of the Leased Premises (except for a purchaser that purchases all or substantially all of the assets of Landlord's parent company) shall agree to be bound by the terms of Paragraph 28(d);

                        (ix) In connection with the securitization and/or sale of a Loan or interest therein by a Lender, provided, however, that Landlord shall request in writing that any Lender advises any Loan participants or Loan purchaser that the Lease contains a confidentiality provision; or

                        (x) As otherwise required by Law.

            29. Determination of Value.

                  (a) Whenever a determination of Fair Market Value or Fair Market Rental Value is required pursuant to any provision of this Lease, such Fair Market Value or Fair Market Rental Value shall be determined in accordance with the following procedure:

                        (i) Landlord and Tenant shall endeavor to agree upon such Fair Market Value or Fair Market Rental Value within thirty (30) days after the date (the "Applicable Initial Date") on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Affected Premises pursuant to Paragraph 18, (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value or Fair Market Rental Value pursuant to Paragraph 20(c) or (C) Landlord provides Tenant with notice of Landlord's intention to require Tenant to make an offer to purchase the Leased Premises pursuant to Paragraph 23(a)(iii). Landlord and Tenant shall endeavor to agree on Fair Market Rental Value during the period following receipt by Landlord of a Notice of Interest to Renew and prior to the latest date for Tenant to deliver a Renewal Notice. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value or Fair Market Rental Value.

                        (ii) If the parties shall not have signed such agreement
(A) within thirty (30) days after the Applicable Initial Date or (B) with respect to a renewal option, during the period following Tenant's delivery of a Notice of Intent to Renew and, with respect to a Renewal Term, Tenant has nonetheless delivered a Renewal Notice, Tenant shall within fifty (50) days after the Applicable Initial Date or the date of the Renewal Notice, as applicable, select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value or Fair Market Rental Value based on a written appraisal made by each of them as of the Relevant Date (and given to Landlord by Tenant). If such two appraisers shall agree upon a Fair Market Value or Fair Market Rental Value, the amount of such Fair Market Value or Fair Market Rental Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

                        (iii) If such two appraisers shall be unable to agree upon a Fair Market Value or Fair Market Rental Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value or Fair Market Rental Value and shall select a third appraiser to make the determination of Fair Market Value or Fair Market Rental Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                        (iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value or Fair Market Rental Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value or Fair Market Rental Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                        (v) If a third appraiser is selected, Fair Market Value or Fair Market Rental Value shall be the average of the determination of Fair Market Value or Fair Market Rental Value made by the third appraiser and the determination of Fair Market Value or Fair Market Rental Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value or Fair Market Rental Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                        (vi) All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease,
(C) utilize the definition of Fair Market Value or Fair Market Rental Value hereinabove set forth above, and (D) be registered in the State if the State provides for or requires such registration.

                        (vii) The Cost of the procedure described in this Paragraph 29(a) above shall be borne equally by Tenant and Landlord except that if the appraisals are conducted as a result of an Event of Default, the Cost shall be borne solely by Tenant.

                  (b) If, by virtue of any delay, Fair Market Value or Fair Market Rental Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended with respect to the Leased Premises or the Affected Premises, as applicable, to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value or Fair Market Rental Value is being made. If, by virtue of any delay, Fair Market Rental Value is not determined by the expiration or termination of the then current Term, then until Fair Market Rental Value is determined, Tenant shall continue to pay Basic Rent during the succeeding Renewal Term in the same amount which it was obligated under this Lease to pay prior to the commencement of the Renewal Term. When Fair Market Rental Value is determined, the appropriate Basic Rent shall be calculated retroactive to the commencement of the Renewal Term and Tenant shall either receive a refund from Landlord (in the case of an overpayment) or shall pay any deficiency to Landlord (in the case of an underpayment).

                  (c) In determining Fair Market Value or Fair Market Rental Value as defined in clause (b) of the definition of Fair Market Value or Fair Market Rental Value, the appraisers shall add (a) the present value of the Rent for the remaining Term, assuming the Term has been extended for all extension periods provided herein (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and
(b)
the present value of the Leased Premises as of the end of such Term (having assumed the Term has been extended for all extension periods provided herein). The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease.

                  (d) In determining Fair Market Rental Value, the appraisers shall determine with respect to each Related Premises the amount that a willing tenant would pay, and a willing landlord of a comparable building located in a radius of 125 miles of each Related Premises would accept, at arm's length, to rent a building of comparable size and quality as the Improvements, taking into account: (a) the age, quality, condition (as required by the Lease) of the Improvements; (b) that the Leased Premises will be leased as a whole or substantially as a whole to a single user; (c) a lease term of five (5) years;
(d) an absolute triple net lease; and (e) such other items that professional real estate appraisers customarily consider.

            30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and, from and after the misapplication or misappropriation of any Net Award or Escrow Payments, the rents payable by Tenant and not against any other assets, properties or funds of (a) Landlord,
(b) any director, member, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of its general partners or shareholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person (including Carey Property Advisors, Carey Fiduciary Advisors, Inc., W. P. Carey & Co., LLC, Carey Management LLC, and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof).

            31. Financing.

                  (a) Tenant agrees to pay all reasonable costs and expenses incurred by Landlord in connection with the purchase, leasing and initial financing of the Leased Premises including, without limitation, the reasonable cost of appraisals, environmental reports, title insurance, surveys, legal fees and expenses and Lender's commitment fee.

                  (b) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease, provided that Tenant shall not be obligated to agree to any change which increases its obligations hereunder in any material respect. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and reasonable information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender requires in connection with such financing, including any subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this

Lease or materially increase Tenant's obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offsets which Tenant may have against Landlord (except for any Escrow Payments or Net Award actually held by Lender).

            32. Subordination, Non-Disturbance and Attornment. This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant's rights hereunder unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

            33. INTENTIONALLY DELETED.

            34. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (i) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (ii) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (iii) Landlord reporting the Rent payments as rental income.

            35. Right of First Refusal.

                  (a) Except as otherwise provided in Paragraph 35(g), and provided an Event of Default does not then exist, if Landlord shall enter into a contract (the "Sale Contract") for the sale of the Leased Premises or any Related Premises (any such premises, a "Sale Premises") with a Third Party Purchaser (and which may include other property owned by Landlord so long as a specific purchase price is allocated to the Leased Premises), which Sale Contract shall be conditioned upon Tenant's failure to exercise its right under this Paragraph 35, then promptly following the execution thereof, Landlord shall give written notice to Tenant, together with a copy of the executed Sale Contract.

                  (b) For a period of fifteen (15) days following receipt of such notice, Tenant shall have the right, exercisable by written notice to Landlord given within said fifteen (15) day period, to elect to purchase the Sale Premises at the purchase price (calculated on a comparable after-tax basis with respect to capital gains, including depreciation) and upon all the terms and conditions set forth in the Sale Contract except that no contingencies contained in such Sale Contract as to environmental assessments, engineering studies, inspection of the Sale Premises, availability of financing, sale of other property, state of the title to or encumbrances on the Sale Premises, or any other condition or contingency to the Third Party Purchaser's obligation to purchase the Sale Premises which pertains to the condition of the Sale Premises, the Third Party Purchaser's ability to take certain action or any other factor beyond the control of Landlord, shall apply to Tenant's obligation to purchase the Sale Premises under this Paragraph 35, and Tenant shall be obligated to purchase the Sale Premises without any such condition or contingency.

                  (c) If at the expiration of the aforesaid fifteen (15) day period Tenant shall have failed to exercise the aforesaid option by written notice to Landlord, Landlord may sell the Sale Premises to such Third Party Purchaser upon the terms set forth in such contract.

                  (d) Except as otherwise specifically provided herein, the closing date for any purchase of the Sale Premises by Tenant pursuant to this Paragraph 35 shall be the earlier to occur of (i) ninety (90) days after the date of Tenant's notice to Landlord of its intention to purchase the Sale Premises upon the terms of the Sale Contract with a Third Party Purchaser or
(ii) the closing date provided in such Sale Contract. At such closing Landlord shall convey the Sale Premises to Tenant in accordance with, and Tenant shall pay to Landlord the purchase price and other consideration set forth in, the applicable Sale Contract.

                  (e) Tenant shall have the right during the Term to exercise the foregoing right of first refusal upon each proposed sale of the Leased Premises or any Related Premises. NOTWITHSTANDING ANYTHING TO THE CONTRARY, IF THE TERM OF THIS LEASE SHALL TERMINATE OR THIS LEASE SHALL EXPIRE, SUCH RIGHTS OF FIRST REFUSAL GRANTED PURSUANT TO THIS PARAGRAPH 35 SHALL TERMINATE AND BE NULL AND VOID AND OF NO FURTHER FORCE AND EFFECT. IN SUCH EVENT TENANT SHALL EXECUTE A QUITCLAIM DEED AND SUCH OTHER DOCUMENTS AS LANDLORD SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS RIGHT OF FIRST REFUSAL.

                  (f) If Tenant does not exercise its right of first refusal to purchase the Sale Premises and the Sale Premises are transferred to a Third Party Purchaser, Tenant will attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

                  (g) The provisions of this Paragraph 35 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord's interest in the Sale Premises, (ii) any sale of the Sale Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord's interest in the Sale Premises is now or hereafter subject, (iii) any transfer of Landlord's interest in the Sale Premises to a Lender, beneficiary under deed of trust or other holder of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Sale Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Sale Premises or any interest therein to any affiliate or holder of an interest in Landlord, (vi) any Person to whom Corporate Property Associates 14 Incorporated transfers or sells all or substantially all of its assets, or (vii) any transfer of the Sale Premises to any of the successors or assigns of any of the Persons referred to in the foregoing clauses (i) through (iv).

            36. Security Deposit.

                  (a) (i) Concurrently with the execution of this Lease, Tenant shall deliver to Landlord a security deposit (the "Initial Security Deposit") in the amount of One Million Nine Hundred Forty-Seven Thousand Five Hundred Sixty-Three and No/100ths Dollars ($1,947,563.00). The Initial Security Deposit shall be increased to an amount equal to eighteen (18) months of the Basic Rent then in effect within twenty (20) days following the date on which Tower fails to be in compliance at any time with either of the Financial Ratio Tests.

                              (A) If at any time Tower shall not be in
compliance with either of the Financial Ratio Tests set forth in the following subparagraph (B), Tenant shall increase or cause Guarantors to increase the Initial Security Deposit in accordance with Paragraph 36(a)(i) above.

                              (B) Financial Ratio Tests:

Dates                      Interest Coverage Ratio           Leverage Ratio
-----                      -----------------------           --------------
6/30/01 to 6/29/02         3.00 to 1.00                      4.00 to 1.00
6/30/02 to 6/29/03         3.25 to 1.00                      3.75 to 1.00
6/30/03 to 6/29/04         3.50 to 1.00                      3.50 to 1.00
6/30/04 thereafter         3.75 to 1.00                      3.25 to 1.00

                              (C) If any of the Interest Coverage Ratio, the
Leverage Ratio or the definitions in the Credit Agreement or any Replacement Credit Agreement are amended or are replaced by any Replacement Credit Agreement, and Tenant delivers to Landlord a copy of such amendment or Replacement Credit Agreement certified by Guarantors and Tenant to be true and correct, then the Interest Coverage Ratio and/or the Leverage Ratio and/or the relevant definitions shall be amended accordingly.

                              (D) If, at any time during the Term, the Credit
Agreement or a Replacement Credit Agreement is not in effect or Tenant and Guarantor are not subject to both of the Financial Ratio Tests then the applicable definitions in the Credit Agreement or the Replacement Credit Agreement to which Tenant and Guarantors were last subject shall be binding upon Tenant for the balance of the Term.

                        (ii) Any Assignment Security Deposit, Level 1 Sublease Security Deposit and/or Level 2 Sublease Security Deposit that Tenant is required to provide pursuant to Paragraph 21(b) and/or Paragraph 21(c) shall be governed by the provisions of this Article 36 and shall remain in full force and effect for the balance of the Term.

                  (b) Any Security Deposit shall be either in the form of an irrevocable letter of credit (the "Letter of Credit") and shall be issued by a bank acceptable to Landlord and in form and substance reasonably satisfactory to Landlord or in the form of cash ("Cash Security Deposit"). Any Security Deposit required under this Paragraph 36 shall remain in full force and effect during the Term as security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein. If Tenant fails to renew any Security Deposit that is in the form of a Letter of Credit at least thirty (30) days prior to any expiration thereof, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on such Letter of Credit and to deposit the proceeds of such Letter of Credit ("Proceeds Deposit") in any account for the benefit of Landlord or to declare an Event of Default. The Cash Security Deposit or Proceed Deposit shall not be commingled with other funds of Landlord or other Persons, shall bear interest at the "day-in, day-out" passbook rate of interest, and interest thereon shall accrue for the account of Tenant.

                  (c) If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on such Letter of Credit or to withdraw the Cash Security Deposit or Proceeds Deposit from the above-described account and to apply the proceeds in payment of
(i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned) subject, however, to subparagraph (d) below. Tenant further acknowledges and agrees that (1) Landlord's application of the proceeds of any Letter of Credit or Cash Security Deposit towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within five (5) days and in accordance with the requirements of this Paragraph 36, so that the original amount of the Security Deposit shall be again on deposit with Landlord.

                  (d) At the expiration of the Term and so long as no Event of Default exists any Security Deposit shall be returned to Tenant.

                  (e) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of any Security Deposit during the term of the applicable Loan, and such Lender or other holder of a Mortgage shall have all of the rights of Landlord under this Paragraph 36. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be reasonably requested by Landlord from time to time to change the holder of any Security Deposit as hereinabove provided. The holder of any Security Deposit shall be subject to the terms of this Paragraph 36.

            37. Post-Closing Obligations.

                  (a) On the date hereof, Tenant has deposited in an account with Lender at the direction of Landlord the following amounts (such account, the

"Repair/Remediation Escrow") which shall secure the obligation of Tenant to complete the Post-Closing Repairs and Remediation described in Exhibit "G-1" and Exhibit "G-2" attached hereto for the Relevant Premises listed next to each such amount:

Granite City Premises               Repairs                     $212,850
Clinton Premises                    Repairs                     $ 73,365
Granite City Premises               Remediation                 $  3,000

The Repair/Remediation Escrow shall be held and disbursed as set forth in this Paragraph 37. The Repair/Remediation Escrow shall not be commingled with other funds of Landlord or other Persons, shall bear interest at the "day-in, day-out" passbook rate of interest, and interest thereon shall accrue for the account of Tenant.

                  (b) Tenant covenants and agrees to complete the Post Closing Repairs and Remediation by the applicable date specified in Exhibit "G-1" and Exhibit "G-2" for the referenced items, subject to Force Majeure, and in accordance with the relevant provisions of Paragraphs 12 and 13 of this Lease.

                  (c) Within thirty (30) days following the date on which Landlord receives evidence satisfactory to Landlord that the repairs or remediation for the applicable Related Premises has been completed (which shall include evidence of payment in full and lien releases), Landlord shall release to Tenant the portion of the Repair/Remediation Escrow for such repairs or remediation, provided that no Event of Default then exists.

                  (d) If, at any time prior to the release in full of the Repair/Remediation Escrow, an Event of Default shall have occurred and be continuing, Landlord shall use the proceeds of the Repair/Remediation Escrow to the extent required to satisfy the Post-Closing Repairs and Remediation, and be entitled, at its sole discretion, to apply any remaining balance in payment of any Rent or other charges which have not been made pursuant to this Lease and any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default. Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned) subject to subparagraph (c) above. Tenant further acknowledges and agrees that (1) Landlord's application of the proceeds of the Repair/Remediation Escrow towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and
(2) the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an Event of Default shall not exist if Tenant restores the Repair/Remediation Escrow to its full amount then required within five (5) days and in accordance with the requirements of this Paragraph 36, so that the then required amount of the Repair/Remediation Escrow shall be again on deposit with Landlord.

            (e) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the holder of the Repair/Remediation Escrow during the term of the applicable Loan who shall have all of the rights and obligations of Landlord under this Paragraph 37. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be requested by Landlord from time to time to change the holder of the Repair/Remediation Escrow as hereinabove provided.

      38. Miscellaneous.

            (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

            (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

            (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease, except as otherwise provided herein and except that with respect to any assignment of this Lease or subletting of any Related Premises not expressly permitted by the terms of this Lease, Landlord may withhold its consent for any reason or no reason. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

            (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

            (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease.

Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

            (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

            (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

            (h) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises.

            (i) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

            (j) All exhibits attached hereto are incorporated herein as if fully set forth.

            (k) This Lease shall be governed by and construed and enforced in accordance with the laws of the State.

         IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

WITNESSES:                             LANDLORD:
                                       CHASSIS (DE) LIMITED PARTNERSHIP,
                                       a Delaware limited partnership

                                       By:    TOWER (DE) QRS 14-89, INC.,
                                              general partner


----------------------------------
                                       By:
----------------------------------        -------------------------------------

                                       Title: Managing Director

WITNESSES:                             TENANT:

                                       TOWER AUTOMOTIVE PRODUCTS
                                       COMPANY, INC., a Delaware corporation


                                       By:
----------------------------------        -------------------------------------
                                       Title: Vice President
----------------------------------


WITNESSES:                             TOWER AUTOMOTIVE TOOL LLC,
                                       a Michigan limited liability company

                                       By:    Tower Automotive Michigan Limited
                                              Partnership, a Michigan limited
                                              partnership,
                                              its sole member and manager

                                              By:  Tower Automotive Services
                                                   and Technology, Inc.,
                                                   a Delaware corporation,
                                                   its general partner

----------------------------------

----------------------------------

                                       By:
                                          -------------------------------------
                                       Title:
                                             ----------------------------------

STATE OF NEW YORK      )

                       )  ss.:

COUNTY OF NEW YORK     )

            On the 10th day of April in the year 2002 before me, the undersigned, personally appeared Daniel H. Webber, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.





                                          --------------------------------------
                                                Notary Public

STATE OF NEW YORK      )

                       )  ss.:

COUNTY OF NEW YORK     )

            On the 10th day of April in the year 2002 before me, the undersigned, personally appeared Daniel H. Webber, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.





                                          --------------------------------------
                                                Notary Public

STATE OF NEW YORK      )

                       )  ss.:

COUNTY OF NEW YORK     )

            On the 10th day of April in the year 2002 before me, the undersigned, personally appeared Edward V. LaPuma, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.





                                          --------------------------------------
                                                Notary Public

                                                                       EXHIBIT A

                                    PREMISES

                      LEGAL DESCRIPTION (Granite City, IL)

      A tract of land in the West Half of Section 7, Township 3 North, Range 9 West of the Third Principal Meridian, Madison County, Illinois, described as follows: Commencing at the Southeast corner of the Southwest Quarter of Section 7; thence North 00 degrees 33 minutes 45 seconds West, along the East line of said Southwest Quarter, a distance of 1,709.95 feet; thence South 89 degrees 29 minutes 15 seconds West a distance of 791.00 feet to the Westerly right of way line of S.A.R. 28; thence North 27 degrees 19 minutes 12 seconds East, along said Westerly right of way line, a distance of 200.62 feet to a concrete monument, said point being the point of beginning of the tract herein described; thence South 73 degrees 58 minutes 37 seconds West, along the North right of way line of the Illinois Terminal Railroad, a distance of 289.49 feet; thence South 89 degrees 28 minutes 02 seconds West, along said Railroad right of way, a distance of 1,389.43 feet; thence North 29 degrees 31 minutes 02 seconds East a distance of 1,406.35 feet; thence North 50 degrees 49 minutes 05 seconds East a distance of 368.96 feet; thence South 62 degrees 28 minutes 09 seconds East a distance of 300.79 feet; thence North 27 degrees 24 minutes 01 seconds East a distance of 638.97 feet to the Southwesterly line of U.S. Survey 578, Claim 561; thence South 66 degrees 27 minutes 14 seconds East, along said line, a distance of 613.90 feet; thence South 27 degrees 46 minutes 46 seconds West a distance of
170.82 feet; thence South 63 degrees 03 minutes 43 seconds East a distance of
325.09 feet to the Westerly right of way line of S.A.R. 28; thence South 27 degrees 19 minutes 12 seconds West, along said right of way line, a distance of 1,405.45 feet to point of beginning;

      Excepting therefrom that part thereof conveyed to the City of Granite City in Book 4217 Page 1122, more particularly described as follows: Commencing at the intersection of the North right of way line of the Illinois Terminal Railroad and the East line of U.S. Survey 581, Claim 1258; thence North 89 degrees 31 minutes 17 seconds East, along said right of way line, a distance of
209.41 feet to the point of beginning of the tract herein excepted; thence North 29 degrees 33 minutes 45 seconds East a distance of 1,406.12 feet to a point on the Southeasterly line of a tract of land conveyed to the Illinois Terminal Railroad by Warranty Deed recorded in Book 3207 Page 290; thence North 50 degrees 49 minutes 22 seconds East, along said Southeasterly line, a distance of
137.89 feet; thence South 29 degrees 33 minutes 45 seconds West a distance of 1,505.71 feet to a point on the North right of way line of the Illinois Terminal Railroad; thence South 89 degrees 31 minutes 17 seconds West, along said right of way line, a distance of 57.76 feet to the point of beginning of said exception. Situated in Madison County, Illinois.

      Permanent Parcel #22-1-20-07-00-000-009.E00


                                  EXHIBIT A - 1

                      Legal Description (Kendallville, IN)

      Situated in Noble County, State of Indiana:

      TRACT I:

      A tract of land located is the Southwest Quarter of Section 35, Township 35 North, Range 11 East, in Noble County, the State of Indiana, more fully described as follows:

      Commencing at an iron pin situated in the Northeast corner of said Southwest Quarter;

      THENCE South 89 degrees 47 minutes 30 seconds West (Grid), a distance of
316.33 feet along the North line of said Southwest Quarter to the East line extended of the tract of land conveyed to Boler Investments, Inc., in Noble County Deed Record Book 203, page 539;

      THENCE South 0 degrees 08 minutes 58 seconds East, a distance of 60.81 feet along said East line extended to a Rebar Stake in the Northeast corner of said Boler tract;

      THENCE South 0 degrees 08 minutes 58 seconds East, a distance of 438.49 feet along the East line of said Boler tract to a Rebar Stake in the Southeast corner thereof;

      THENCE South 0 degrees 08 minutes 58 seconds East, a distance of 434.28 feet along the East line of the tract of land conveyed to Boler Investments, Inc. in Noble County Deed Record Book 205, page 473 to a Rebar Stake in the Southeast corner thereof (also being the Northeast corner of the tract of land conveyed to McIntosh in Noble County Deed Record Book 176, page 301), the True Point of Beginning;

      THENCE South 89 degrees 04 minutes 58 seconds West, a distance of 506.55 feet along the North line of said McIntosh tract to a Railroad Spike in the Northwest corner thereof (also being the Southwest corner of the last mentioned Boler tract);

      THENCE North 0 degrees 09 minutes 48 seconds West, a distance of 220.00 feet along the West line of said Boler tract to a Railroad Spike;

      THENCE North 89 degrees 04 minutes 58 seconds, East a distance of 506.61 feet to a Rebar Stake;

      THENCE South 0 degrees 08 minutes 58 seconds East, a distance of 220.00 feet along the East line of said Boler tract to the Point of Beginning.

      TRACT II:

      A tract of land located in the Southwest Quarter of Section 35, Township 35 North, Range 11 East, in Noble County, the State of Indiana, more fully described as follows:

      Commencing at an iron pin situated in the Northeast corner of said Southwest Quarter;


                                  EXHIBIT A - 2

      THENCE South 89 degrees 47 minutes 30 seconds West (Grid), a distance of
316.33 feet along the North line of said Southwest Quarter to the East line extended of the tract of land conveyed to Boler Investments, Inc. in Noble County Deed Record Book 203, page 539;

      THENCE South 0 degrees 08 minutes 58 seconds East, a distance of 60.81 feet along said East line extended to a Rebar Stake in the Northeast corner of said Boler tract;

      THENCE South 0 degrees 08 minutes 58 seconds East, a distance of 438.49 feet along the East line of said Boler tract to a Rebar Stake in the Southeast corner thereof;

      THENCE South 0 degrees 08 minutes 58 seconds East, a distance of 434.28 feet along the East line of the tract of land conveyed to Boler Investments, Inc. in Noble County Deed Record Book 205, page 473, to a Rebar Stake in the Southeast corner thereof (also being the Northeast corner of the tract of land conveyed to McIntosh, a Division of Spectra-McIntosh Corp., in Noble County Deed Record Book 176, page 301), the True Point of Beginning;

      THENCE South 0 degrees 08 minutes 49 seconds East, a distance of 434.33 feet along the West line of the tract of land conveyed to Donald W. Helgesen in Noble County Deed Record Book 191, page 134 to a Rebar stake in the Southwest corner thereof;

      THENCE South 89 degrees 04 minutes 23 seconds West, a distance of 506.43 feet along the North line extended and the North line of the tracts of land conveyed to the City of Kendallville (Noble County Deed Record Book 189, page
203) and to the Courier-Citizen Company (Noble County Deed Record Book 189, page
408) to a Rebar Stake in the Southwest corner of the tract of land conveyed to the Indiana Bank and Trust Company, Trustee, in Noble County Deed Record Book 178, page 173;

      THENCE North 0 degrees 09 minutes 48 seconds West, a distance of 434.41 feet along the East line of said Indiana Bank tract to a Railroad Spike in the Southwest corner of the last-mentioned Boler tract;

      THENCE North 89 degrees 04 minutes 58 seconds East, a distance of 506.55 feet along the South line of said Boler tract to the Point of Beginning.

      Together with the benefits set forth in that certain Deed of Right of Way and Easement recorded May 6, 1974 in Miscellaneous Record 61 pages 139-144.


                                  EXHIBIT A - 3

                     Legal Description (Upper Sandusky, OH)

      Parcel 1:

      Situated in the Township of Crane, County of Wyandot and State of Ohio:

      Being known as part of the Northwest Quarter of Section 30, Township 2 South, Range 14, East, Crane Township, Wyandot County, Ohio and more fully described as follows:

      BEGINNING for the same at a stone and monument box at the Northwest corner in the above said quarter section;

      THENCE due East a distance of 999.58 feet to the true point of Beginning;

      THENCE South a distance of 230.00 feet;

      THENCE West a distance of 185.42 feet;

      THENCE South 26 degrees 29 minutes, East a distance of 1233.34 feet;

      THENCE North 88 degrees 39 minutes 31 seconds East a distance of 26.54 feet;

      THENCE North 0 degrees 15 minutes 41 seconds East a distance of 1333.31 feet to a stone and monument box in the centerline of County Highway 49;

      THENCE West a distance of 397.2 feet to a point of beginning, and containing 9.8 acres more or less:

      Parcel 2:

      Situated in the Township of Crane, now City of Upper Sandusky, County of Wyandot and State of Ohio:

      BEGINNING at a point in the center of County Highway #49, at the southeast corner of the Southwest Quarter of the Southwest Quarter of Section 19, Township 2 South, Range 14 East, Crane Township, Wyandot County, Ohio;

      THENCE West, in the Center of said Highway a distance of 150 feet to a point;

      THENCE North, parallel with the North and South Center line of the Southwest Quarter of said section, a distance of 435 feet to a point;

      THENCE East parallel with the south line of said section, a distance of 150 feet to a point;


                                  EXHIBIT A - 4

      THENCE South parallel with the North and South Center line of the Southwest Quarter of said section 435 feet to the Place of Beginning, containing
1.5 acres, more or less, but subject to all legal highways.

AKA:        9841 County Highway 49, Upper Sandusky, Ohio 43351

Parcel No.: 6-122500.0000 and

Parcel No.: 6-116500-0000


                                  EXHIBIT A - 5

                                Legal Description

      Land in the Township of Clinton, Macomb County, Michigan, described as follows:

      PARCEL 1:

      Part of the Northeast 1/4 of fractional Section 2 and part of fractional
Section 1, Town 2 North, Range 13 East, Clinton Township, Macomb County, Michigan, described as follows; commencing at the intersection of the North line of said fractional Section 2 and the centerline of North Avenue, said point being the Southeast corner of Section 35, Town 3 North, Range 13 East, Macomb Township, Macomb County, Michigan, thence North 88 degrees 07 minutes 43 seconds East 453.10 feet and South 01 degrees 52 minutes 17 seconds East 60.00 feet to the point of beginning on the Southerly right of way line of Hall Road; thence North 88 degrees 07 minutes 43 seconds East 965.92 feet; thence South 27 degrees 21 minutes 52 seconds West 739.65 feet along the Westerly right of way line of the Grand Trunk Western Railway; thence North 83 degrees 14 minutes 50 seconds West 1013.45 feet; thence North 16 degrees 16 minutes 33 seconds East 301.26 feet along the Easterly right of way line of M-97; thence North 88 degrees 07 minutes 43 seconds East 235.60 feet; thence North 16 degrees 16 minutes 33 seconds East 218.00 feet to the point of beginning.

      PARCEL 2:

      Part of the Northeast 1/4 of fractional Section 2, Town 2 North, Range 13 East, Clinton Township, Macomb County, Michigan, and being more particularly described as follows; commencing at the intersection of the North line of said fractional Section 2 and the centerline of North Avenue, said point being the Southeast corner of Section 35, Town 3 North, Range 13 East, Macomb Township, Macomb County, Michigan, thence South 1 degree 42 minutes 09 seconds East 529.50 feet; thence South 23 degrees 02 minutes 51 seconds West 15.35 feet to the point of beginning; thence South 83 degrees 14 minutes 50 seconds East 1079.51 feet to the Northwesterly right of way line of the Grand Trunk Western Railroad; thence South 27 degrees 21 minutes 52 seconds West 408.93 feet along the said right of way line; thence North 83 degrees 06 minutes 08 seconds West 1046.72 feet; thence North 23 degrees 02 minutes 51 seconds East 396.20 feet to the point of beginning.

      Tax Item No.: 11-02-200-034, Manatron No. 11-001-053-00


                                  EXHIBIT A - 6

                                    EXHIBIT B

                             MACHINERY AND EQUIPMENT



All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all of Tenant's Personal Property.


                                  EXHIBIT B - 1

                                    EXHIBIT C

                             PERMITTED ENCUMBRANCES

Granite City, IL

1.    Taxes for the years 2001 and 2002, not yet due or payable.

      Tax No. 22-1-20-07-00-000-009.E00

2. Easement recorded December 17, 1999 in Book 4359 Page 3926 to Illinois Power Company, its successors and/or assigns and as shown on survey.

3. Survey prepared by Sherrill Associates, Inc., dated February 7, 2002, last revised March 24, 2002, Job No. 9701402 shows the following variations or mislocations:

      A.    Railroad spur tracks located throughout subject premises;

      B.    Fences vary with northerly record line of title;

      C. Overhead power lines cross over northerly record line of title without the benefit of a recorded easement.

Note: The following fixture filings affect the leasehold interest and not the fee interest:

            a. Financing Statement filed June 20, 1997 as No. F25-1149 wherein Tower Automotive Products Company, Inc. appears as Lessee and AT&T Commercial Finance Corporation appears as lessor.

            b. Financing Statement recorded and filed September 28, 1993 in Book 3817 Page 907 as No. F21-2008 wherein A. O. Smith Corporation appears as Lessee and CBL Capital Corporation appears as Lessor.

                        Amendment thereto was recorded and filed November 2,
                  1994 in Book 3922 Page 1144 as No. F22-2135.

                        Amendment thereto was recorded February 20, 1998 in Book
                  4206 Page 1876 as No. F26-274.

                        Continuation thereof was filed and recorded June 13,
                  1998 in Book 4244 Page 480 as No. F26-902.

            c. Financing Statement filed and recorded October 23, 1997 in Book 4176 Page 1743 as No. F25-1858 wherein Tower Automotive Products Company Inc. appears as Lessor and The CIT Group/Equipment Financing, Inc. appears as Lessor.

                        Amendment thereof was filed and recorded February 24,
                  1998 in Book 4207 Page 1483 as No. F26-284.


                                  EXHIBIT C - 1

            d. Financing Statement filed and recorded July 25, 2000 in Book 4388 Page 2364 as No. F28-589 wherein Tower Automotive Products Company appears as debtor and Transamerica Equipment Financial Services Corporation appears as secured party. (For Equipment)

            e. Conveyance of Lease and of Personal Property dated December 11, 1990 and recorded in Book 3607 Page 1229 made by and between A.O. Smith Corporation, as Lessee, and The CIT Group/Equipment Financing, Inc., as Lessor. Said Lease is a personal property lease affected by fixture filing in Book 3606 pg 2174, as continued and amended.


                                  EXHIBIT C - 2

      Permitted Encumbrances/Kendallville, IN

      1. Taxes for the year 2001, a lien not yet due and payable.

      2. Special assessments levied by the City of Kendallville, none now due and payable, as of the date of this policy.

      3. Distribution Easement dated December 11, 1973 and recorded January 24, 1974 in Miscellaneous Record 60 page 542-543 by and between McIntosh, Inc., Grantor and Indiana & Michigan Electric Company, Grantee (Tract II), and as shown on survey.

      4. Terms and conditions of that certain Deed of Right-of-Way and Easement benefitting subject property dated April 23, 1974 and recorded May 6, 1974 in Miscellaneous Record 61 page 139-144 by and between Kendallville Factory Sites, Inc., of Kendallville, Indiana, Grantor and McIntosh, Inc., Grantee (Tract II), and as shown on survey.

      5. Restrictions, Limitations and Easements for Kendallville Factory Sites, Inc. East Park dated September 30, 1971 and recorded October 18, 1971 in Miscellaneous Record 57 page 72 (Tract I & Tract II), and as shown on survey.

      6. Right-of-Way dated September 26, 1977 and recorded January 5, 1978 in Deed Record 190 page 86 from Kendallville Factory Sites, Inc. to City of Kendallville. (Tract I), and as shown on survey.

      7. Easement dated June 29, 1973 and recorded July 20, 1973 in Deed Record 176 page 301-303 from Kendallville Factory Sites, Inc., to McIntosh for Utilities, and for a Railroad siding, and a spur line, and as shown on survey.

      8. Agreement to amend easement dated July 1, 1993 and recorded August 5, 1993 in Document #9308130 executed by Kendallville Factory Sites, Inc., to change the 14 foot easement as set forth in Deed Restrictions shown in Deed Record 176 page 301 and Deed Record 205 page 473, and as shown on survey.

      9. Distribution Easement dated December 9, 1993 and recorded January 28, 1994 as Document #9401653 from Mascotech Stamping Technologies, Inc. to Indiana Michigan Power Company, and as shown on survey.

      10. Terms and conditions of that certain Covenants, Easements and Restrictions Agreement dated August 2, 1993 and recorded August 5, 1993 in Document #9308129, and as shown on survey.

      11. Survey prepared by International Land Services, Inc., dated March 14, 2002, Job No. 02-03-015:002 shows the following variations or mislocations:

            a.    Storm sewer along easterly and westerly record lines of title;
                  and


                                  EXHIBIT C - 3

            b.    Right of way of Marion Drive and Progress Drive West.

      12. Right of others for ingress and egress in and to Marion Drive and Progress Drive West.


                                  EXHIBIT C - 4

      Permitted Encumbrances/Upper Sandusky, OH

      a. The lien of all general taxes for the second half of 2001, a lien, not yet due or payable. Permanent Parcel Number 6-116500-0000. The lien of all general taxes for the second half of 2001, a lien, not yet due or payable. Permanent Parcel Number 6-122500.0000

      b. Easements to The Ohio Power Company recorded in Volume 95, Page 510, Wyandot County Records as noted on survey.

      c. Easements for pipelines granted to Sinclair Refining Company recorded in Volume 104, Page 144, Wyandot County Records as noted on survey.

      d. Assignment of Easements to ARCO Pipe Line Company recorded in Volume 197, Page 792 and Assignment of Easements to ARCO Pipe Line Company recorded in Volume 199, Page 698.

      e. Easements to Ohio Power Company recorded in Volume 183, Page 553 as noted on survey.

      f. Survey prepared by Mark D. Power for International Land Services, Inc., dated March 21, 2002, Job No. 02-03-015:003 shows the following variations or mislocations:

            1. 12" storm sewer located in the northerly portion of subject premises, also being within the right of way of County Road 49, without the benefit of a recorded easement;

            2. 10" water line located in the northerly portion of subject premises, also being within the right of way of County Road 49, without the benefit of a recorded easement;

            3. overhead utility lines and power poles located in the northerly portion of subject premises, also being within the right of way of County Road 49, without the benefit of a recorded easement;

            4. encroachment upon insured premises by a two (2) light poles appurtenant to property adjoining on the west by as much as 2.6 feet;

            5. Wood shed located within the easement to Marathon Oil Company recorded in Book 104, page 144; assigned in Book 197, page 792 and Book 199, page 698; and

      g. Storm sewer and detention pond located in southerly portion of subject premises.

      h. Rights of others for ingress and egress purposes to County Road 49 traversing the northerly portion of subject premises.


                                  EXHIBIT C - 5

      Permitted Encumbrances/Clinton Township, MI

      1. Taxes for the year 2002, not yet due or payable.

         Tax Item No. 11-02-200-034

      2. Easement in favor of The Detroit Edison Company and the Covenants, Conditions and Restrictions contained in instrument(s) recorded in Liber 203, page 578A and as shown on survey.

      3. Easement in favor of The Township of Clinton for sanitary sewers and water mains contained in instrument(s) recorded in Liber 2088, page 786, Liber 2088, page 789 and Liber 2088, page 793 and as shown on survey.

      4. Terms and Conditions contained in Covenant to Construct Sidewalks and Associated Improvements, as disclosed by instrument recorded in Liber 6909, page 478 and as shown on survey.

      5. Rights of the railroad company servicing the railroad siding on the subject premises in and to the ties, rails and other property constituting said railroad siding or in and to use thereof and also rights of others thereto entitled in and the use thereof.

      6. Survey prepared by George Jerome & Co. Surveyors dated April 5, 1999, last revised March 24, 2002, Job No. 24-303 shows the following variations or mislocations:

            a. water mains, sanitary sewer, storm drains, and gas lines located on insured premises without the benefit of a recorded easement;

            b. overhead power lines and power poles located along the easterly record line of title;

            c. railroad spur tracks entering subject property from the southeast and running along the easterly record lines of title;

            d. fences vary with easterly and southerly record lines of title;

            e. curbing extends over northwesterly record lines of title; and

      7. Rights of others for ingress and egress purposes in and to the use of Groesbeck Highway right of way (M-97) affecting the westerly record line of title.

      Note: The lease and fixture filings below affect the Leasehold interest and not the fee estate:

            a. Terms, conditions and provisions of that certain unrecorded Lease Agreement dated December, 1999 between GSC Leasing Corporation, as Lessee, and

            b. Active Tool & Manufacturing Co., Inc., as Lessee, evidenced by UCC-1 Financing Statement recorded February 18, 2000, in Liber 9371, Page 122.


                                  EXHIBIT C - 6

            c. Financing Statement between Active Tool & Manufacturing Company, Debtor(s), and Comerica Leasing, Secured Party, recorded February 18, 2000, in Liber 9371, page 122.

            d. Financing Statement between Tower Automotive Tool, LLC, Debtor(s), and Comerica Leasing, a Division of Comerica Bank, Secured Party, recorded March 28, 2001, in Liber 10158, page 59.


                                  EXHIBIT C - 7

                                                                       EXHIBIT D

                  BASIC RENT AND ADDITIONAL BASIC RENT PAYMENTS

      1. Basic Rent; Additional Basic Rent.

            (a) Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, basic rent ("Basic Rent") payable in respect of the Term for each annual period shall be $3,895,125 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $973,781.25 each. Pro rata Basic Rent for the period from the date hereof through the twenty-fourth day of April, 2002 shall be paid on the date hereof, and pro rata Basic Rent for the period from the twenty-fifth day of the last month of the Term through the last day of the last month of the Term shall be paid with the final quarterly installment of Basic Rent.

            (b) On each of April 25, 2002, April 25, 2003 and April 25, 2004, Landlord shall credit a portion of the Prepaid Rent in the following amounts as payment in full of the Additional Basic Rent due and owing for the succeeding twelve (12) month period:

April 25, 2002                   $2,430,893
April 25, 2003                   $3,646,339
April 25, 2004                   $4,856,853

      2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) ("CPI") or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the three (3) year period immediately preceding such adjustment.

      3. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the third (3rd) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent shall be due and payable (the "First Full Basic Rent Payment Date"). As of the third
(3rd) anniversary of the First Full Basic Rent Payment Date and thereafter on the sixth (6th), ninth (9th), twelfth (12th), fifteenth (15th) eighteenth (18th) and, if the initial Term is extended, on the twenty-first (21st), twenty-fourth
(24th), twenty-seventh (27th), thirtieth (30th), thirty-third (33rd), thirty-sixth (36th) and thirty-ninth (39th) anniversaries of the First Full Basic Rent Payment Date, Basic Rent shall be adjusted to reflect increases in the CPI during the most recent three (3) year period immediately


                                  EXHIBIT D - 1
preceding each of the foregoing dates (each such date being hereinafter referred to as the "Basic Rent Adjustment Date").

      4. Method of Adjustment for CPI Adjustment.

            (a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the "Prior Months") ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. The product of such multiplication shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, "Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring three (3) years earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing three (3) year period, subject, however, to adjustment for Fair Market Rental Value as of the beginning of each effective Renewal Term..

            (b) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

            (c) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord's rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the Basic Rent Adjustment Date in question.

      5. Basic Rent During Each Renewal Term. During each Renewal Term, annual Basic Rent for the Renewal Term shall be an amount equal to the Fair Market Rental Value as of the first day of the applicable Renewal Term, determined in accordance with Paragraph 29 of this Lease payable, shall be subject to increases as provided in the foregoing Paragraphs 2, 3 and 4 and shall be payable in equal quarterly installments on each Basic Rent Payment Date.


                                  EXHIBIT D - 2

                                                                       EXHIBIT E

                                ACQUISITION COST

Granite City, IL                        $ 9,908,269.00
Kendallville, IN                        $ 5,264,000.00
Clinton, MI                             $28,900,000.00
Upper Sandusky, OH                      $ 2,088,218.00
                                         -------------
TOTAL:                                  $46,160,487.00
                                         =============


                                  EXHIBIT E - 1

                                                                       EXHIBIT F

                  PREMISES PERCENTAGE ALLOCATION OF BASIC RENT
                                       AND
                              ADDITIONAL BASIC RENT


Granite City, IL                        23.91%
Kendallville, IN                        11.03%
Clinton, MI                             60.54%
Upper Sandusky, OH                       4.52%
TOTAL:                                 100.00%
                                       =======


If any Related Premises ceases to be subject to this Lease, the percentage shown on this Exhibit F for each of the Related Premises which remains subject to this Lease shall be adjusted proportionately so that the total of such percentages shall be 100%.


                                  EXHIBIT F - 1

                                                                     Exhibit G-1

                            POST-CLOSING REMEDIATION

      Tenant shall perform the following actions and provide Landlord with a written status report, on or before the 10th day of each month, with the first report due on or before May 10, 2002 until the activities listed below are completed to the reasonable satisfaction of Landlord and Lender. Tenant shall reimburse Landlord for all of Landlord's reasonable costs, including reasonable attorney fees, and reasonable inspection fees (if any) of Lender not to exceed $500 per inspection incurred by Landlord in reviewing Tenant's progress in completing the activities listed below.

            A. GRANITE CITY PREMISES

                  1. Asbestos Operations and Maintenance Plan - On or before June 30, 2002, Tenant shall have prepared an asbestos O&M plan in compliance with 29 C.F.R. Section 1910.1001 and any applicable Illinois state regulations. Such plan shall list a representative of Tenant as the asbestos project manager for compliance with asbestos regulations at the property. The O&M plan shall provide that all obligations relating to the identification of asbestos-containing materials, notification to employees, and other requirements of 29 C.F.R. Section 1910.1001 shall be the responsibility of and undertaken by Tenant. Tenant shall provide Landlord with satisfactory proof that such asbestos O&M plan has been prepared and is on-site on or before June 30, 2002.

                  2. Removal of Stained Soils - On or before July 31, 2002, Tenant shall have removed the stained soil from the two areas of stained soils -- one approximately 15 by 20 feet and the other 20 by 25 -- on the property as recommended in the April 2002 Phase II Limited Subsurface Investigation prepared by Property Solutions Incorporated and shall have properly disposed of such soil at an approved off-site location. A minimum of two (2) confirmatory soil samples shall be taken by Tenant from each area and analyzed for SVOCs and petroleum hydrocarbons to document that such stained soil has been removed. Tenant shall backfill the area with appropriate clean fill material. Tenant shall provide a written report to Landlord documenting, to Landlord's reasonable satisfaction, the removal and disposal of these stained soils.


                               EXHIBIT G-1- Page 1

            B. KENDALLVILLE PREMISES

                  1. Asbestos Operations and Maintenance Plan - On or before June 30, 2002, Tenant shall have prepared an asbestos O&M plan in compliance with 29 C.F.R. Section 1910.1001 and any applicable Indiana state regulations. Such plan shall list a representative of Tenant as the asbestos project manager for compliance with asbestos regulations at the property. The O&M plan shall provide that all obligations relating to the identification of asbestos-containing materials, notification to employees, and other requirements of 29 C.F.R. Section 1910.1001 shall be the responsibility of and undertaken by Tenant. Tenant shall provide Landlord with satisfactory proof that such asbestos O&M plan has been prepared and is on-site on or before June 30, 2002.

                  2. Improved Housekeeping in Oil Storage Area - On or before June 30, 2002, Tenant shall provide secondary containment for all containers which are stored in the oil storage areas.

            C. UPPER SANDUSKY PREMISES

                  1. Asbestos Operations and Maintenance Plan - On or before June 30, 2002, Tenant shall have prepared an asbestos O&M plan in compliance with 29 C.F.R. Section 1910.1001 and any applicable Ohio state regulations. Such plan shall list a representative of Tenant as the asbestos project manager for compliance with asbestos regulations at the property. The O&M plan shall provide that all obligations relating to the identification of asbestos-containing materials, notification to employees, and other requirements of 29 C.F.R.
Section 1910.1001 shall be the responsibility of and undertaken by Tenant. Tenant shall provide Landlord with satisfactory proof that such asbestos O&M plan has been prepared and is on-site on or before June 30, 2002.


                               EXHIBIT G-1- Page 2

            D. REPORTING AND NOTIFICATION

                  1. Monthly status reports and all other written reports of submissions required to be made by Tenant in accordance with the provisions of this Exhibit shall be addressed to:

                        Donna Neiley
                        Asset Management Department
                        W. P. Carey & Co., Inc.
                        50 Rockefeller Plaza
                        New York, NY 10020
                        Telephone:  (212) 492-1148
                        Fax:  (212) 977-3022
                        E-mail: dneiley@wpcarey.com


                  with a second copy to:

                        Louis A. Naugle, Esquire
                        Reed Smith LLP
                        435 Sixth Avenue
                        Pittsburgh, PA  15219
                        Telephone:  (412) 288-8586
                        Fax:  (412) 288-3063
                        E-mail:  lanaugle@reedsmith.com


                               EXHIBIT G-1- Page 3

                                                                     EXHIBIT G-2

                              POST-CLOSING REPAIRS

      All repairs are as described in Property Condition Assessments prepared by Property Solutions Incorporated, copies of which have been provided to Tenant. All repairs shall be completed by August 15, 2002, subject to Force Majeure.

Granite Premises                                            Project No. 20020494

                  ITEM                  QUANTITY      UNIT COST   IMMEDIATE COST
                  ----                  --------      ---------   --------------
Repair asphalt parking lot                50,000             SF        $ 94,000
Asphalt sealcoating                      120,000             SF        $  8,400
Asphalt restriping                           250         Stalls        $  1,000
Repair concrete pavement                    2000             SF        $ 12,000
Tuckpointing                                   1             LS        $  5,000
Replace metal gutters                        750          $2.25        $  1,500
Metal roof panels                         Varies         Varies        $ 10,000
Replace damaged metal wall panels         Varies         Varies        $  5,000
Replace damaged man doors                      5          $1000        $  5,000
                                                                       ========
                   TOTAL COST:                                         $141,900


                              EXHIBIT G-2 - Page 2

Clinton Premises                                            Project No. 20020564

                  ITEM                                        QUANTITY     UNIT COST   IMMEDIATE COST
                  ----                                        --------     ---------   --------------
Concrete paving repairs/replacement                            1,250 sf       $8.00        $10,000
Asphalt paving repairs/replacement; raise catch basin          1,200 sf       $2.50        $ 3,000
Seal parking lot                                              90,000 sf       $0.07        $ 6,300
Stripe parking lot                                           253 spaces       $3.00        $   760
Add handicapped parking stalls, incl. van-accessible                  2       $ 150        $   300
Add vertical signage to existing handicapped stalls                   5       $  50        $   250
Stabilize muddy areas of rear drive and adjacent soils                          L.S.       $ 5,000
Replace sidewalk at front entrance                               300 sf       $6.00        $ 1,800
Replace missing downspouts                                            3       $ 167        $   500
Replace roof-drain cover (maintenance)                                1       $   0              0
Clean and paint rooftop gas lines                                     1         L.S        $ 1,000
Install concrete driveway at northwest corner of north         2,500 sf       $8.00        $20,000
maneuvering area
                                                                                           =======
         TOTAL COST:                                                                       $48,910


                              EXHIBIT G-2 - Page 2

Kendallville Premises                                       Project No. 20020506

                  ITEM                                        QUANTITY     UNIT COST   IMMEDIATE COST
                  ----                                        --------     ---------   --------------
Repair heavily cracked concrete                              350 sq.ft.       $8.00         $2,800
Add three handicapped accessible parking spaces and one              4        $ 150         $  600
van-accessible space for ADA compliance
                                                                                            ======
                                    TOTAL COST:                                             $3,400


                              EXHIBIT G-2 - Page 3